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                                                                EXHIBIT 99.2


Contact:
Bob Brown
(510) 608-4043

     HAMMER STORAGE SOLUTIONS AWARDED PATENTS FOR STORAGE ENCLOSURE DESIGN

         The award-winning SledgeHammer Pro Disk Array is now patented

Newark, CA, February 3, 1998, - Hammer Storage Solutions today announced the issuance of two design patents for SledgeHammer(R) Pro Disk Array subsystem. The SledgeHammer Pro Disk Array subsystem is an award-winning storage subsystem that was specifically designed for Digital Video, Multimedia and Graphics applications on Silicon Graphics, Windows NT, and Macintosh platforms.

The design patents address the visual look and feel of the removable canisters and storage enclosure. According to John Yarborough, Technical Product Marketing Manager at Hammer, "We serve the Digital Video and Graphics marketplace, many of our customers have SGI O2s, Intergraph Studio Zs, and PowerMac 9500/9600s or Macintosh G3s. We wanted a look that would aesthetically match and function in these diverse environments and still provide the solid industrial-strength dependability for which Hammer is known. Our engineering has always been geared toward putting function first, so the challenge was to carry through the engineering concepts in the physical look. Our approach was so unique, that we patented it."

The SledgeHammer Pro Disk array is an Ultra SCSI Differential based enclosure available in removable 4 or 8 drive bay configurations. The 8 bay can be configured as either a desktop or rackmount solution and includes redundant hot-swappable power supplies and fans. The SledgeHammer Pro Array solution consists of the PCI Ultra SCSI JackHammer(R) and RaidWare(R) array software for SGI, Windows NT or MacOS.

Hammer Storage Solutions, headquartered in Newark, CA, serves the digital media marketplace. It develops and markets the award-winning Hammer(R) line of disk arrays for Digital Video, Multimedia and Graphics applications for the Macintosh, Windows NT, and Silicon Graphics Platforms. Hammer products are marketed worldwide through distributors and resellers. Hammer, RAIDWARE, JackHammer and SledgeHammer are trademarks or registered trademarks of Hammer Storage Solutions. Additional information on Hammer Storage Solutions and its products can be found at http://www.hammerstorage.com or by contacting the company at (510) 608-4000.

                    "Sculpt your Vision - Wield the Hammer
                         Artist Class Storage Solutions"